Exhibit 99.1

INVESTOR RELATIONS
Rachel Carroll
ENER1, Inc.
Phone: 212 920 3500
Email: rcarroll@ener1.com

MEDIA RELATIONS

Jon Coifman

Waggener Edstrom Worldwide

Phone: 212 551 4815

Email: jcoifman@waggeneredstrom.com

ENER1 REPORTS THIRD-QUARTER 2009 RESULTS

•	Q3 2009 revenue $8.1 million

•	Announced platform opportunities with U.S. Army for Humvee and Volvo C30 BEV prototype

•	New exclusive supply agreement with Norwegian EV supplier Think

New York, NY (November 9, 2009) – ENER1, Inc. (NASDAQ: HEV), today announced financial results for its 2009 third quarter, which ended September 30, 2009. Revenue for the 2009 third quarter was $8.1 million compared to $7.5 million in the second quarter of 2009 and $39 thousand in the third quarter of 2008. Nine month sales were $23.8 million.

“Ener1 has seen a substantial uptick in customer inquiries over the past three quarters,” said Ener1 Chairman and CEO, Charles Gassenheimer. “Since the fourth quarter of 2008, Ener1 has increased the number of customer discussions fivefold, and has now had talks with over 200 customers. The number of active programs has doubled in such time from 15 to 34. Having this kind of visibility into the customer pipeline is invaluable as the company prepares for a capacity expansion at its US facility from 300 thousand kWh today to 3.4 million kWh around the 2015 timeframe.”

Third quarter operating expenses were $13.2 million compared to $12.5 million in the second quarter of 2009 and compared to $8.7 million in the third quarter of 2008, as Enertech operations were included for the full quarter in 2009. Research and development expenses were $7.6 million in the third quarter of 2009. General and administrative expenses were $4.3 million in the third quarter of 2009. The net loss per share was $.14 in 2009 compared to $.08 in 2008. Under the Open Market Sales Program with Jefferies and Company, from May 26 through its conclusion Ener1 sold common stock of $40 million at an average price of $6.72 per share. Unrestricted cash at September 30 was $17.9 million.

Management will host a conference call this afternoon at 5:00 p.m. Eastern Standard Time to discuss the third quarter results and give guidance on the company’s financial position and discuss important company announcements. The accompanying management presentation will be webcast live with the audio call, and may be viewed on the Ener1 website at http://www.ener1.com. To participate in the audio call, please dial +888.679.8040 from within the United States, or +617.213.4851 from outside the United States. The participant pass code is 39688322.

About Ener1, Inc.

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid, plug-in hybrid and pure electric vehicles. The publicly traded company (NASDAQ: HEV) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include the military, grid storage and other growing markets. Ener1 also develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

Safe Harbor Statement

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

# # #

ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash	$17,931	$11,229
Restricted cash	3,428	2,976
Accounts receivable, net	6,046	7,006
Inventory, net	7,514	10,202
Prepaid expenses and other current assets	941	1,199

Total current assets	35,860	32,612
Property and equipment, net	47,720	39,513
Deferred financing costs, net	401	5,088
Intangible assets, net	13,724	15,246
Investment in unconsolidated entity	13,615	—
Goodwill	50,437	48,674
Other assets	871	598

Total assets	$162,628	$141,731

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,903	$16,322
Income taxes payable	323	318
Convertible line of credit related party	9,478	—
Short term borrowings	12,439	9,414
Capital lease obligations, current portion	2,306	2,003

Total current liabilities	33,449	28,057
Other long-term payables	1,443	1,093
Deferred income tax liabilities	302	397
Derivative liabilities	8,041	—
Long term borrowings	4,206	795
Capital lease obligations, less current portion	3,280	4,580
Convertible bonds	374	396

Total liabilities	51,095	35,318
STOCKHOLDERS’ EQUITY	111,533	106,413

Total liabilities and stockholders’ equity	$162,628	$141,731

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$8,117	$39	$23,846	$573
Cost of sales	7,693	—	20,856	—

Gross profit	424	39	2,990	573
Operating expenses
General and administrative	4,317	2,400	12,675	7,161
Research and development, net	7,556	6,070	21,270	14,519
Depreciation and amortization	1,304	261	3,766	559

Total operating expenses	13,177	8,731	37,711	22,239

Loss from operations	(12,753)	(8,692)	(34,721)	(21,666)
Other income (expense):
Interest expense	(1,525)	(105)	(4,261)	(11,730)
(Loss) gain on derivative liabilities	(1,487)	—	2,430	3,936
Other, net	(331)	93	199	402

Total other income (expense)	(3,343)	(12)	(1,632)	(7,392)
Loss before income taxes	(16,096)	(8,704)	(36,353)	(29,058)
Income tax benefit	(24)	—	(22)	—

Net loss	(16,072)	(8,704)	(36,331)	(29,058)
Net income (loss) attributable to	(235)	299	(325)	1,495
noncontrolling interest

Net loss attributable to Ener1, Inc	$(15,837)	$(9,003)	$(36,006)	$(30,553)

Net loss per share attributable to Ener1, Inc.:
Basic	$(0.14)	$(0.08)	$(0.31)	$(0.30)

Diluted	$(0.14)	$(0.08)	$(0.32)	$(0.30)

Weighted average shares outstanding for Ener1, Inc.:
Basic	117,238	106,353	114,851	100,601

Diluted	117,238	106,353	114,892	100,601